UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 28, 2008

CENTER BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

New Jersey	2-81353	52-1273725
(State Or Other	(Commission	(IRS Employer
Jurisdiction Of	File Number)	Identification No.)
Incorporation)

2455 Morris Avenue, Union, New Jersey	07083
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 862-3683

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 28, 2008, the Board of Directors of the Registrant approved certain amendments to the Registrant's 2003 Non-Employee Director Stock Option Plan (the "Plan"). As initially adopted, the Plan provided that on June 1 of each year, directors who served continuously on our Board during the twelve months immediately preceding such date and who were not employed by us or any of our subsidiaries during that twelve month period would be granted a stock option covering 3,000 (subject to adjustment for subsequent stock splits and stock dividends) shares of common stock. These options will vest over a four year period, subject to acceleration in certain instances. The amendments approved by the Board authorize grants on March 1 of each year (commencing March 1, 2008) to directors who served continuously on our Board during the six months immediately preceding such date and who were not employed by us or any of our subsidiaries during that six month period. The amendments are reflected in an amended and restated Plan, a copy of which has been filed as an exhibit to this Current Report.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On February 28, 2008, the Registrant's Board appointed two new members of the Registrant's Board, Elliot I. Kramer and Howard Kent. Mr. Kramer, age 56, has been a partner in the law firm of Fox Rothschild LLP since July 2007, when his prior law firm, Goldman & Kramer, merged with Fox Rothschild LLP. Mr. Kramer was a partner with Goldman & Kramer for more than five years prior to that merger. Howard Kent, age 60, is, and has been for more than the past five years, a principal of Real Estate Equities Group, LLC, a real estate investment and management business which purchases and manages multi-family and commercial real estate in New Jersey, New York and Florida. Since 2005, Mr. Kent has also been a principal of South Florida Realty Partners, LLC, which invests in and manages real estate in Florida.

Neither Mr. Kramer nor Mr. Kent have yet been named to any committees of the Registrant's Board. It is anticipated that committee designations may be made during March 2008.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 - Amended and Restated 2003 Non-Employee Director Stock Option Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTER BANCORP, INC.

By:	/s/ Anthony C. Weagley
Name: Anthony C. Weagley Title: President & CEO

Dated: March 5, 2008

EXHIBIT INDEX

Exhibit 10.1 - Amended and Restated 2003 Non-Employee Director Stock Option Plan